Exhibit 99.1

NEWS BULLETIN

RE: CLAIRE’S STORES, INC.

2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192

CLAIRE’S STORES APPOINTS JAMES D. FIELDING AS CEO

CHICAGO, June 6, 2012. Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable accessories and jewelry at affordable prices for young women, teens, tweens and girls ages 3 to 27, today announced that the Board of Directors has appointed James D. Fielding as Chief Executive Officer. Mr. Fielding will assume the CEO Position on June 18, 2012, and will also join the Company’s Board of Directors.

Peter P. Copses, Chairman of the Board of Directors, commented, “After conducting an extensive search and considering many capable candidates, we are pleased to appoint Jim Fielding the CEO of Claire’s. Jim is a proven retail executive with 25 years of experience who possesses a compelling combination of leadership skills and merchandising acumen. At Disney Stores, Jim successfully managed a specialty retailer with significant international operations and a well-developed e-commerce business. Jim joins a talented and experienced senior management team at Claire’s today who have helped to build a successful foundation on which the Company is well positioned to grow. We are confident in Jim’s ability to lead this team and to capitalize on the many growth opportunities available to Claire’s today. We would also like to thank Jim Conroy and Jay Friedman for their stewardship of the Company since we began the search in January.”

Mr. Fielding added, “I am enthusiastic about the opportunity to lead Claire’s, a company with a longstanding heritage, an excellent market position, and an experienced management team. In addition to driving same store sales through best-in-class merchandising and marketing strategies, I look forward to capitalizing on the many growth initiatives available to the company, including new stores, development of the Icing concept, continued international expansion in markets such as Mexico, India and China, and optimization of e-commerce. I join a talented management team who share my excitement about the opportunities in front of us”.

Mr. Fielding joins Claire’s from The Walt Disney Company, where he was most recently President of Disney Stores Worldwide. In this capacity, Mr. Fielding was responsible for all global operations of the 360 Disney Stores in twelve countries as well as the DisneyStore.com business in five countries. He served as the architect of the company’s brand and merchandising strategy, new store expansion including successful launch of a new concept in June 2010, the acquisition and turnaround of the Disney Stores Japan business, and the development and expansion of the company’s global e-commerce business, among other initiatives. Prior to his most recent role, he served as the EVP, Global Retail Sales and Marketing for the Disney Consumer Products division, where he was responsible for account management, retail operations, franchise development and brand imaging for all consumer products categories. Prior to joining The Walt Disney Company, Mr. Fielding held the position of General Merchandise Manager for the coed division of Lands’ End, Inc., a direct merchant offering casual apparel for men, women and children. At Lands’ End, he managed all channels of distribution including Internet, catalog and stores. Earlier in his career, Mr. Fielding held several merchandising positions with The J. Peterman Company, The Gap, and Dayton Hudson Department Store.

Company Overview

Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable accessories and jewelry at affordable prices for young women, teens, tweens and girls ages 3 to 27. The Company operates through its two store concepts: Claire’s® Globally and Icing® in North America. As of April 28, 2012, Claire’s Stores, Inc. operated 3,074 stores in North America and Europe. The Company also franchised or licensed 375 stores in Japan, the Middle East, Turkey, Russia, Greece, Guatemala, Malta, Ukraine, Mexico and India. More information regarding Claire’s Stores is available on the Company’s corporate website at http://www.clairestores.com.

Forward-looking Statements:

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending; competition; our level of indebtedness; general economic conditions; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business, such as decreases in mall traffic due to high gasoline prices or other general economic conditions; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; increases in the cost of our merchandise; significant increases in our merchandise markdowns; inability to grow our store base in Europe or expand our international franchising operations; inability to design and implement new information systems or disruptions in adapting our information systems to allow for expansion into new geographic markets or grow our e-commerce sales; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final U.S. GAAP adjustments; results from any future asset impairment analysis; changes in applicable laws, rules and regulations, including changes in federal, state or local regulations governing the sale of our merchandise, particularly regulations relating to the content in our merchandise, general employment laws, including laws relating to overtime pay and employee benefits, health care laws, tax laws and import laws; product recalls; data or security breaches of confidential information; loss of key members of management; increases in the cost of labor; labor disputes; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012 filed with the SEC on April 4, 2012. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.

Contact Information:

J. Per Brodin, Executive Vice President and Chief Financial Officer

Phone: (954) 433-3900, Fax: (954) 442-3999 or E-mail, investor.relations@claires.com

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